Exhibit 99.1

For Immediate Release:	Pfizer Contact:
November 15, 2006	Bob Fauteux
(212) 573-3079

Embrex Contact:
Randall Marcuson
President & CEO
(919) 941-5185

PFIZER ANIMAL HEALTH AGREES TO ACQUIRE EMBREX, INC.,

THE LEADER IN “IN OVO” POULTRY VACCINE-DELIVERY TECHNOLOGY

NEW YORK, and Research Triangle Park, NC, November 15 — Pfizer Animal Health, a division of Pfizer Inc (NYSE: PFE) has agreed to acquire Embrex, Inc. (NASDAQ: EMBX), an international agricultural biotechnology company known for its Inovoject® vaccine-delivery systems, the companies announced today.

Under the terms of the agreement, Pfizer will acquire through a merger 100 percent of the equity of Embrex for $17 per share in cash, making Embrex a wholly-owned subsidiary of Pfizer Inc. The transaction has an aggregate equity purchase price of approximately $155 million.

The acquisition is subject to approval by the shareholders of Embrex, other customary closing conditions, clearance under the Hart-Scott-Rodino Antitrust Improvements Act and certain foreign filings. The two companies expect to complete the acquisition in the first quarter of 2007.

In 2005, Embrex reported revenues of $52.5 million, up 8 percent over 2004. Sales outside the United States accounted for 37 percent of total revenues. Shares of Embrex common stock closed at $11.92 on Tuesday, November 14, 2006.

“This acquisition represents an excellent opportunity to leverage Embrex’s innovative technologies and for Pfizer to reenter the poultry business,” said Juan Ramon Alaix, president, Pfizer Animal Health. “Given the strength and breadth of our current non-poultry product lines and our industry leadership in research, we are confident that Embrex is a strong strategic fit for Pfizer’s business model and our robust new-product pipeline.”

“Biologicals are a rapidly growing segment of Pfizer Animal Health’s overall sales,” Mr. Alaix added. “We are excited by the chance to dedicate a portion of our research investment to discover and develop new vaccines that will address unmet needs of poultry producers and their birds.”

“Embrex, founded in North Carolina in 1985, pioneered the development and use of in ovo injection technology, an approach that improved the consistency and reliability of vaccine delivery in the poultry industry,” said Randall L. Marcuson, president and chief executive officer, Embrex, Inc. “As a key addition to Pfizer Animal Health, Embrex welcomes the growth opportunities afforded by Pfizer’s financial and research resources.”

With 2005 sales of $2.2 billion, Pfizer Animal Health is a global leader in discovering, developing and marketing medicines and vaccines for livestock, including beef and dairy cattle and swine, and companion animals. Since selling off its feed-additive business in 2000 to focus on more innovative products, Pfizer has not served the poultry market.

Embrex is best known for its Inovoject® system, now used to vaccinate more than 80 percent of the poultry raised in North America against Marek’s disease. Embrex is also active in developing new poultry vaccines and vaccine-delivery technologies.

This release contains forward-looking statements about Embrex, its technologies and Pfizer’s agreement to acquire Embrex. These statements involve substantial risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the possibility that fewer than the required number of Embrex shareholders vote to approve the merger, the occurrence of events that would have a material adverse effect on Embrex as described in the merger agreement, delays in obtaining or failure to receive required regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the risk that the merger agreement could be terminated under circumstances that would require Embrex to pay a termination fee of $5 million and other uncertainties arising in connection with the proposed merger. Additional risks that could cause actual results to differ materially are discussed in Embrex’s and Pfizer’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Embrex by Pfizer. Embrex will file a proxy statement and other documents regarding the proposed merger described in this press release with the U.S. Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF EMBREX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING EMBREX’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s web site, http://www.sec.gov, and Embrex shareholders will receive information at an appropriate time on how to obtain the proxy statement and other transaction-related documents for free from Embrex. Such documents are not currently available.

Embrex and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies of Embrex shareholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding shares or options to purchase or shares of Embrex stock. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Embrex’s 2005 annual meeting of shareholders filed with the SEC on April 13, 2006. Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.

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